Exhibit 99.1
PRESS RELEASE

GSE CELEBRATES 50 YEARS OF EXCELLENCE WITH A NEW 5-YEAR VISION
TO BROADEN ITS REACH AMONG DECARBONIZATION SECTORS

-- Recognized as a pioneer and leader in simulation for the nuclear industry, GSE is a stronghold of industry experts delivering engineering and workforce solutions to increasingly diverse end markets --

COLUMBIA, MD – April 14, 2021 – GSE Systems, Inc. (“GSE Solutions” or “GSE” or the “Company”) (Nasdaq: GVP) a leader in advanced engineering and workforce solutions that support, optimize, and decarbonize operations for the power industry, this year celebrates 50 years of service to power generation industries with a new 5-year vision.

2021 marks the 50th anniversary of GSE delivering the first full-scope nuclear power plant simulator to the Rancho Seco Nuclear Generating Station in California. The Company has since delivered over 170 nuclear plant simulators to customers worldwide and extended its solutions to deliver essential engineering services, software products, and workforce solutions.

Over five decades, GSE has continually evolved, focusing on providing ever more innovative and technology-based solutions to customers. The Company is once again moving forward through innovation to target its services to help customers meet decarbonization goals within the power industry. GSE’s new 5-year vision will draw on its deep expertise to advance the mission of decarbonization, broadening its reach beyond zero-carbon nuclear power to natural zero-carbon adjacencies such as hydrogen, wind, utility-scale battery storage and other critical technologies required for a zero-carbon grid.

“Celebrating 50 years is exciting for our employees and customers,” said Kyle Loudermilk, President and CEO of GSE Solutions. "Recent contract announcements reflect the extraordinary skills and unique expertise for which GSE has been known throughout our history. We are proud of our efforts to drive the availability and reliability of clean, abundant, and affordable energy for society, enabling environmental equity as a result. The future looks very bright for GSE and we look forward to supporting our longstanding clients and new customers in the years to come as the nation invests heavily in decarbonizing the grid."

ABOUT GSE SOLUTIONS
We are visionaries, and the solutions we create now will be at the forefront of the power industry. GSE Solutions leverages five decades of proven industry experience to provide unique and essential engineering and workforce solutions, services and products focused on performance optimization, regulatory compliance, simulation, training, and staffing for customers worldwide. As one of the largest independent companies serving the clean energy sector of nuclear power and adjacent industries, our solutions support the future of clean energy production and overall decarbonization initiatives of the power industry. www.gses.com

Media Contact
Sunny DeMattio, GSE Solutions
sunny.dematttio@gses.com
P: 1+ 410.970.7931

Investor Contact
Kalle Ahl, The Equity Group
kahl@equityny.com
P: +1 212.836.9614